ADC Therapeutics to Host Conference Call to Highlight
Loncastuximab Tesirine (Lonca) Clinical Trial Data Being
Presented at Virtual EHA Annual Congress

	Updated data from pivotal Phase 2

	Updated data from Phase 1/2 in combination with ibrutinib

Lausanne, Switzerland, June 5, 2020
ADC Therapeutics SA
(NYSE:ADCT), a late clinical-stage oncology-focused biotechnology company pioneering the development and commercialization of highly potent and targeted antibody drug conjugates for patients suffering from hematological malignancies and solid tumors, announced today that it will host a live conference call and webcast on Friday, June 12, 2020 at 8:30 AM EDT to highlight updated interim data from the pivotal Phase 2 trial of Lonca in patients with relapsed or refactory diffuse large B-cell lymphoma as well as interim results of a Phase 1/2 trial highlighting the potential to advance Lonca into earlier lines of therapy in combination therapies that will be presented at the virtual 25th Congress of the European Hematology Association (EHA25).

To access the call, please dial 833-526-8381 (domestic) or +41
225 805 976 (international) and request to join the ADC
Therapeutics conference call. A live webcast of the presentation will be available on the Investors section of the ADC Therapeutics website at www.adctherapeutics.com.

About ADC Therapeutics

ADC Therapeutics SA (NYSE:ADCT) is a late clinical-stage oncology-focused biotechnology company pioneering the development and commercialization of highly potent and targeted antibody drug conjugates (ADCs) for patients suffering from hematological malignancies and solid tumors. The Company develops ADCs by applying its decades of experience in this field and using next-generation pyrrolobenzodiazepine (PBD) technology to which ADC Therapeutics has proprietary rights for its targets. Strategic target selection for PBD-based ADCs and substantial investment in early clinical development have enabled ADC Therapeutics to build a deep clinical and research pipeline of therapies for the treatment of hematological and solid tumor cancers with significant unmet need. The Company has multiple PBD-based ADCs in ongoing clinical trials, ranging from first in human to pivotal Phase 2 clinical trials, in the USA and Europe, and numerous preclinical ADCs in development.

Loncastuximab tesirine (Lonca, formerly ADCT-402), the Company's lead product candidate, has been evaluated in a 145-patient pivotal Phase 2 clinical trial for the treatment of relapsed or refractory diffuse large B-cell lymphoma (DLBCL) that showed a 45.5% interim overall response rate (ORR), which exceeded the target primary endpoint. Camidanlumab tesirine (Cami, formerly ADCT-301), the Company's second lead product candidate, is being evaluated in a 100-patient pivotal Phase 2 clinical trial for the treatment of relapsed or refractory Hodgkin lymphoma (HL) after having shown an 86.5% ORR in HL patients in a Phase 1 clinical trial. The Company is also evaluating Cami as a novel immuno-oncology approach for the treatment of various advanced solid tumors.

ADC Therapeutics is based in Lausanne (Biopole), Switzerland and has operations in London, the San Francisco Bay Area and New Jersey.



Availability of Other Information About ADC Therapeutics

Investors and others should note that ADC
Therapeutics communicates with its investors and the public using its company website (https://adctherapeutics.com/), including but not limited to investor presentations, scientific presentations, Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that ADC Therapeutics posts on these channels and websites could be deemed to be material information. As a result, ADC Therapeutics encourages investors, the media and others interested in ADC Therapeutics to review the information that it posts on these channels, including ADC Therapeutics' investor relations website, on a regular basis. This list of channels may be updated from time to time on ADC Therapeutics' investor relations website and may include other channels than the ones described above. The contents of ADC Therapeutics' website or these channels, or any other website that may be accessed from its website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

CONTACTS
Investors
Amanda Hamilton
ADC Therapeutics
amanda.hamilton@adctherapeutics.com
+1 917-288-7023

EU Media
Alexandre Muller
Dynamics Group
amu@dynamicsgroup.ch
+41 (0) 43 268 3231

USA Media
Annie Starr
6 Degrees
astarr@6degreespr.com
+1 973-415-8838